Calculation of Filing Fee Tables
S-3
Archer Aviation Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, par value $0.0001 per share	Other			$ 8,000,000.00	0.0001531	$ 1,224.80
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 8,000,000.00		$ 1,224.80
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 1,224.80
Offering Note
[1]	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), based on the proposed maximum aggregate offering price. Payment of the registration fee at the time of filing of the registrant's Registration Statement on Form S-3ASR (File No. 333-284812) on February 11, 2025 (the "Registration Statement") was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. This "Calculation of Filing Fee" table shall be deemed to update the table in Item 14 of the Registration Statement. There is being registered hereunder an indeterminate number of shares of common stock, as may be issued and sold from time to time by the Registrant. In no event will the aggregate offering price of the common stock issued by the Registrant pursuant to this prospectus supplement exceed $8,000,000. Pursuant to Rule 416(a), this prospectus supplement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.